Exhibit 99

FOR IMMEDIATE RELEASE
May 7, 2003

IDACORP First Quarter Results Affected By Weather Conditions and Resolution of Litigation

BOISE - IDACORP, Inc. (NYSE:IDA) today reported a net loss of $3.1 million or 8 cents per share for first quarter 2003, due largely to the previously announced settlement of the Overton litigation and warmer-than-normal weather.  The settlement agreement, combined with other legal disputes resolved in the quarter, increased the pre-tax losses by $10.9 million.

Net income dropped $27.8 million and earnings declined 74 cents per share from the first quarter a year ago.

"Since the beginning of the year, we have made significant progress with the wind down of IDACORP Energy and in negotiating settlements on outstanding legal issues," said IDACORP President and Chief Executive Officer Jan B. Packwood.  "While the settlements affected our earnings in the short term, they will improve our company's health for the long term.

"The settlement of the Overton dispute is the latest sign of progress in our continuing efforts to reduce our risk profile," he said.

Average temperatures in the region served by regulated subsidiary Idaho Power were 19 percent warmer during the first quarter than during the same period a year ago, as measured by heating degree days.  This contributed significantly to a 7 percent reduction in Idaho Power's retail electricity sales and more specifically, a 12 percent decline in residential usage.

Business Operations

IDAHO POWER COMPANY

Idaho Power Company contributed 36 cents per share to first quarter results, compared with 57 cents per share during the first quarter last year.  These results reflect the continuing impact of below-normal water conditions in the service territory and the warmer-than-normal temperatures experienced this year.

General business revenues decreased $11.1 million compared to a year ago, despite higher retail rates in effect, because of the decline in heating loads.  Expiration of load reduction programs and reduced heating loads also contributed to a decrease of more than 50 percent in purchased power expenses and volumes from last year's first quarter.  Revenue from off-system sales fell by approximately $1.6 million, reflecting significantly reduced volumes even though wholesale electricity prices were generally higher in this year's first quarter than the same period last year.

Below-normal water conditions continue to affect the company's projected hydroelectric production.  Storage levels in selected reservoirs above Brownlee Reservoir - the company's primary storage facility - are only 86 percent of average for this time of year and the Northwest River Forecast Center on May 1 forecasted stream flows into Brownlee Reservoir of only 57 percent of the long-term norm from April to July.

Despite increases in pension and insurance expenses, total electric utility operating expenses were up only marginally quarter over quarter.

Idaho Power filed its annual Power Cost Adjustment with the Idaho Public Utilities Commission on April 15.  As filed, it will reduce Idaho retail rates by an average of 18.2 percent effective May 16 and will provide customers relief from recent high power supply costs in the West.

IDACORP ENERGY

IDACORP Energy recorded a loss of 28 cents per share for the quarter, compared to a profit of 11 cents per share for first quarter 2002.  During the quarter the Company recorded the effects of the resolution of three legal disputes totaling $10.9 million, including the Overton litigation.

The wind down of IDACORP Energy is on schedule. Working capital and liquidity requirements, average value-at-risk, and staffing levels are significantly lower since June of last year, when IDACORP first announced it would wind down the business.

OTHER SUBSIDIARIES

IDACORP Financial contributed 6 cents per share to first quarter earnings, 1 cent per share more than last year's first quarter.  Ida-West Energy broke even for the first quarter this year, compared with a 2 cent-per-share loss a year ago.  IDACOMM also broke even, as it did during the same period last year.

IdaTech lost 1 cent per share for the quarter, compared to a 4 cent-per-share quarterly loss in 2002.  During the quarter, IdaTech announced the sale of two FCS 1200(tm) fuel cell systems to Electricite de France for a hybrid fuel cell/solar energy system.

INCOME TAXES

The financial results for the quarter reflect the company's estimated annual effective tax rate of zero.  This rate is primarily the result of forecasted annual pre-tax income being at a level such that annual tax credits and regulatory flow-through tax deductions are expected to fully offset income tax expense for 2003.  For purposes of reporting earnings per share by subsidiary, each subsidiary's stand alone effective tax rate for the quarter has been utilized.  The adjustment necessary to reach an estimated annual effective tax rate of zero for the combined group of companies as required by generally accepted accounting principles has been recorded at the holding company.

EARNINGS GUIDANCE

The company re-affirms its recently revised 2003 annual earnings per share guidance to between $0.90 and $1.15 per share due to the warmer-than-normal weather, continued below-normal water conditions and charges associated with settlement agreements.  The guidance for the utility is also re-affirmed at $1.20 to $1.40 per share.

Conference Call

The company will hold an analyst conference call today at 2:30 p.m. Mountain (4:30 p.m. Eastern).  All parties interested in listening may do so through a live Web cast on the Internet.  Details of the conference call logistics are posted on the company's website (http://www.idacorpinc.com).  A replay of the conference call will be available on the company's website for a period of 12 months.

Background Information

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprising Idaho Power, a regulated electric utility; Ida-West Energy, an independent manager and developer of power projects; IDACORP Financial, an investment vehicle that makes investments primarily in affordable housing projects; IdaTech, a developer and producer of fully integrated fuel cell systems; IDACOMM, a telecommunications subsidiary providing high-speed Internet access technologies; and IDACORP Energy, a marketer of energy and energy-related products and services.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Important factors that could cause actual results to differ materially from the forward-looking statements include:  capacity and fuel; weather variations affecting customer energy usage; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; changes in governmental policies; and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission, and the Oregon Public Utility Commission, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs).  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Form 10-K for the year 2002 and other reports on file with the Securities and Exchange Commission.

IDACORP, Inc.

Consolidated Statement of Operations
For Periods Ended March 31, 2003 and 2002
(Unaudited)
Summary Financial Information
(Thousands of Dollars, except per share data)

	Three Months Ended
	3/31/03	3/31/02
Operating Revenues:
Electric utility:
General business	$175,062	$186,120
Off system sales	18,608	20,159
Other revenues	9,752	8,820
Total electric utility revenues	203,422	215,099
Energy marketing:
Energy commodities & services	3,593	20,981
Other	4,913	3,513
Total Operating Revenues	211,928	239,593

Operating Expenses:
Electric Utility:
Purchased power	13,605	30,190
Fuel expense	25,538	27,929
Power cost adjustment	51,847	34,060
Other operations & maintenance	50,585	49,258
Depreciation	24,135	23,171
Taxes other than income taxes	5,157	5,186
Total electric utility expenses	170,867	169,794

Energy marketing:
Cost of energy commodities and services	3,720	11,462
Selling, administrative & general	6,703	6,032
Net loss (gain) on legal disputes	10,938	(2,775)
Other	8,266	7,823
Total operating expenses	200,494	192,336

Operating Income (Loss):
Electric utility	32,555	45,305
Energy marketing	(17,768)	6,262
Other	(3,353)	(4,310)
Total Operating Income	11,434	47,257

Other Income	2,600	5,094

Interest Expense and Other:
Interest on long-term debt	15,193	13,317
Other interest expense	1,045	3,647
Preferred dividends -Idaho Power Company	868	1,362
Total Interest and Other	17,106	18,326

Income (Loss) Before Income Taxes	(3,072)	34,025

Income Taxes	-	9,329

Net Income (Loss)	$(3,072)	$24,696

Average Common Shares
Outstanding (000's)	38,141	37,560

Earnings per Share
(Basic and Diluted)	$(0.08)	$0.66

IDACORP, Inc.
Consolidated Statements of Cash Flows
For Three Months Ended March 31, 2003 and 2002
(Unaudited)
Summary Financial Information
(Thousands of Dollars)

	Three Months Ended
	3/31/03	3/31/02
Operating Activities:
Net income (loss)	$(3,072)	$24,696
Adjustments to reconcile net income to net cash provided by
operating activities:
Net non-cash loss on legal disputes	10,938	-
Allowance for uncollectible accounts	(99)	-
Unrealized (gains) losses from energy marketing activities	(1,154)	20,430
Depreciation and amortization	32,381	28,897
Deferred taxes and investment tax credits	(30,572)	(14,203)
Accrued PCA costs	50,578	30,196
Change in:
Receivables and prepayments	28,972	23,984
Accounts payable	(40,577)	(88,154)
Taxes receivable/accrued	34,291	66,422
Other	13,800	17,989
Net cash provided by operating activities	95,486	110,257

Investing Activities:	(32,257)	(71,062)

Financing Activities:
Proceeds from issuance of other long-term debt	25,475	-
Retirement of other long-term debt	(766)	(52,829)
Increase (decrease) in short-term borrowings	(73,350)	23,250
Dividends on common stock	(17,706)	(17,466)
Other	1,916	653
Net cash used in financing activities	(64,431)	(46,392)

Net decrease in cash and cash equivalents	(1,202)	(7,197)

Cash and cash equivalents beginning of period	42,736	66,688

Cash and cash equivalents end of period	$41,534	$59,491

IDACORP, Inc.
Consolidated Balance Sheets
As of March 31, 2003 and December 31, 2002
(Unaudited)
Summary Financial Information
(Thousands of Dollars)

	3/31/03	12/31/02

Assets
Cash and cash equivalents	$41,534	$42,736
Receivables net of allowance	134,090	156,206
Energy marketing assets	71,665	85,138
Other current assets	107,319	116,945
Total current assets	354,608	401,025

Investments	205,664	206,348
Property, plant and equipment-net	1,904,973	1,906,498

Energy marketing assets - long-term	55,206	64,733
Regulatory assets	434,076	482,159
Other assets	171,014	191,875
Total other assets	660,296	738,767

Total Assets	$3,125,541	$3,252,638

Liabilities And Shareholders' Equity
Current maturities of long-term debt	$144,105	$89,592
Notes payable	102,850	176,200
Accounts payable	86,392	130,930
Energy marketing liabilities	40,451	59,917
Other current liabilities	151,632	119,994
Total current liabilities	525,430	576,633

Deferred income taxes	566,005	595,496
Energy marketing liabilities - long-term	51,683	51,761
Regulatory liabilities	114,430	114,247
Other liabilities	90,246	87,605
Total other liabilities	822,364	849,109

Long-term debt	868,920	898,676
Preferred Stock of Idaho Power Company	52,803	53,393
Shareholders' equity	856,024	874,827

Total Liabilities & Shareholders' Equity	$3,125,541	$3,252,638

Idaho Power Company Supplemental Operating Statistics

	Three Months Ended
	3/31/03	3/31/02
Energy Use - MWh

Residential	1,199,691	1,356,062
Commercial	843,093	877,601
Industrial	769,565	773,667
Irrigation	1,069	2,728
Total General Business	2,813,418	3,010,058
Off-System Sales	413,059	821,956
Total	3,226,477	3,832,014

Revenue ($000's)

Residential	$84,209	$94,154
Commercial	48,410	48,585
Industrial	42,258	43,120
Irrigation	185	261
Total General Business	175,062	186,120
Off-System Sales	18,608	20,159
Total	$193,670	$206,279

Customers - Period End

Residential	345,993	336,702
Commercial	53,797	52,373
Industrial	118	113

IDACORP Energy Unconsolidated Operating Statistics $(000)'s
(Unaudited)

	Three Months Ended
	3/31/03	3/31/02

Value at Risk:
End of period 95% confidence level	$240	$1,683
End of period 99% confidence level	$339	$2,384
Avg. over period (95% confidence)	$427	$1,391

Settled Volume:
Electricity (mwh's)	4,785,060	12,997,815
Natural Gas (mmbtu's)	2,247,431	12,173,707